Exhibit 99.1
FOR IMMEDIATE RELEASE

CONTACTS:

Zachary C. Parker,	Donald C. Weinberger/Diana Bittner (media)
President and Chief Executive Officer	Wolfe Axelrod Weinberger Associates, LLC
John E. Kahn,	212-370-4500
Chief Financial Officer	don@wolfeaxelrod.com
TeamStaff, Inc.	diana@wolfeaxelrod.com
1 Executive Drive
Somerset, NJ 08873
866-352-5304
TEAMSTAFF, INC. APPOINTS JOHN E. KAHN AS CHIEF FINANCIAL OFFICER
Somerset, New Jersey — September 23, 2010 — TeamStaff, Inc. (Nasdaq: TSTF), a leading logistics and healthcare services provider to the Federal Government and Department of Defense announced today the appointment of Mr. John E. Kahn as Chief Financial Officer. Mr. Kahn brings over 25 years of financial experience to TeamStaff and will be responsible for all elements of accounting and finance for the organization. The company’s executive search was conducted with the assistance of DHR International.
“We are delighted to welcome John to TeamStaff. With his appointment, we are in an even stronger position to deliver on our objective of becoming a nationally recognized leader with the Federal Government and DoD in the logistics and healthcare fields,” said Zach Parker, Chief Executive Officer of TeamStaff. “John not only has a proven track record in corporate finance, growing businesses and managing complex capital structures, but he also has a depth of financial and operational experience in the government services and defense industries that will be invaluable in helping TeamStaff achieve its business objectives.”
Prior to joining TeamStaff, Mr. Kahn served as CFO of Financial Asset Management Systems, an American Capital backed government and business services group. Additionally, Kahn has over a decade of experience as a CFO and extensive experience in publicly traded organizations. Mr. Kahn began his career with what is now BAE Systems, before joining a large public accounting firm. John is a Certified Public Accountant, a Certified Information Technology Professional and a Member of the American Institute of Certified Public Accountants. He is also a Fellow of the Institute of Chartered Accountants in England and Wales and has a bachelor’s degree with an accountancy major from the University of Wales.
John holds leadership roles with several professional associations including Financial Executives International (FEI), the Association of Chartered Accountants in the United States (ACAUS) and the Association for Corporate Growth (ACG).
About TeamStaff, Inc.
TeamStaff serves clients and their employees throughout the United States as a full-service provider of logistics and healthcare support services. TeamStaff specializes in providing high quality healthcare, logistics, and technical services to Federal agencies and the Department of Defense. For more information, visit the TeamStaff corporate web site at www.teamstaff.com or the TeamStaff Government Solutions web site at www.teamstaffgs.com.

This press release contains “forward-looking statements” as defined by the federal securities laws and involve numerous risks and uncertainties. TeamStaff’s actual results could differ materially from those described in such forward-looking statements as a result of such risks and uncertainties. For a discussion of such risks and uncertainties, see “Risk Factors” in the Company’s periodic reports filed with the U.S. Securities Exchange Commission. The information in this release should be considered accurate only as of the date of the release.
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